Exhibit 99.1

The St. Joe Company Reports Third Quarter 2004 Net Income of $26.3 Million, or $0.34 Per Share

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--Oct. 20, 2004--

     JOE Reaffirms 2004 Guidance; Results Strong Despite Active
         Hurricane Season; duPont Trust Completes Seven-Year
                  Program To Reduce JOE Ownership

    The St. Joe Company (NYSE:JOE) today announced that its third quarter 2004 Net Income was $26.3 million, or $0.34 per share, compared with $23.0 million, or $0.30 per share, for the third quarter of 2003.
    Net Income in the third quarter of 2004 included an after-tax gain of $0.1 million, or less than $0.01 per share, on conservation land sales, compared to after tax gains of $2.3 million, or $0.03 per share, in the third quarter of 2003. All per share references in this release are presented on a fully diluted basis.
    Net Income for the first nine months of 2004 was $62.0 million, or $0.81 per share, compared with $47.3 million, or $0.61 per share, for the first nine months of 2003. Net income year-to-date for 2004 included after-tax conservation land sales gains of $1.6 million, or $0.02 per share, compared to $13.8 million, or $0.18 per share, for the first nine months of 2003.

    JOE Performed Well in the Third Quarter

    "JOE performed extremely well in a quarter when four major hurricanes hit Florida," said Peter S. Rummell, chairman and CEO of JOE. "Despite very tough weather, we turned in a strong quarter and continued to make important progress on key strategic initiatives.
    "Sales activity since the severe weather has generally remained strong for JOE's resort, primary residential, commercial and rural land, particularly in Northwest Florida," said Rummell. "Demand remained high for home-site releases at WaterColor, RiverCamps on Crooked Creek and Palmetto Trace after Hurricane Ivan. We continue to be very pleased with our performance, our position and our financial flexibility."

    Key Challenges Ahead

    "JOE continues to benefit from Florida's fundamental strength," said Rummell. "The continued march of Baby Boomer demographics provides a strong, wealthy, growing market. JOE's thousands of acres of high-quality, low-basis land gives us unmatched strength and flexibility. And most important, our growing pipeline of entitled land provides the capacity to meet market demand as Florida's growth continues.
    "We have a number of key challenges going forward," said Rummell. "First is to manage our existing inventory of entitled land to maximize value for shareholders while protecting Northwest Florida's quality of life.
    "Second, we must continue to identify, entitle and create the next generation of unique places and communities that will provide a steady stream of value creation for decades to come," said Rummell. "Given our strong track record, we are confident we will be able to meet these challenges. We believe, more strongly than ever, the best is yet to come."

    OUTLOOK

    Reaffirming 2004 Guidance

    "JOE has performed very solidly for the first three quarters of 2004, and we now have increased confidence in our fourth quarter and full-year. We are pleased with the strong pipeline now in place across our entire business," said Kevin M. Twomey, president of JOE.
    "In February, we made comparisons to 2003, excluding conservation land sales gains ($36.4 million pretax; $22.7 million net income), and the non-cash Advantis charge ($8.8 million deduction from net income in the second quarter of 2003)," said Twomey. "Excluding those items, 2003 'baseline' earnings per share was $0.80, as detailed in Table 21. At that time, we expected the full year 2004 earnings per share, before conservation land sales gains, to increase by 10 to 15 percent over that adjusted 2003 baseline.
    "In April, and again in July, we raised these earnings expectations," said Twomey. "We said in July that we expected the results for the full-year 2004, before conservation land sales gains, to exceed 2003's baseline earnings per share by 25 percent or more.
    "Based on our excellent year-to-date results, we are reaffirming our guidance, before conservation land sales gains, for the full-year of 2004 to exceed 2003's baseline earnings per share of $0.80 by 25 percent or more," said Twomey.

    Towns & Resorts

    "Results from the St. Joe Towns & Resorts segment are expected to be seasonally slow in the final quarter of 2004," said Twomey. "We plan no additional releases of units at our resort communities for the remainder of the year. Since pricing has been particularly strong at these communities, we believe that it is in our shareholder's interests to hold the release of additional product until 2005."

    Commercial Real Estate

    "During the remainder of 2004 and into 2005, our commercial real estate division will continue to focus on the development and sale of retail, multi-family and commercial land in Northwest Florida," said Twomey. "In the third quarter, the sale of a commercial building from our investment property portfolio produced a pretax gain of $7.5 million. We also had a sale from our development property portfolio for a gain of $0.2 million. Both of these gains are reported in discontinued operations. In November of 2004, we expect to close the sale of an additional commercial building from the development property portfolio."

    St. Joe Land

    "St. Joe Land Company is expected to continue its strong performance for the remainder of the year," said Twomey. "Overall, we expect full-year 2004 results from St. Joe Land Company, excluding conservation land sales gains, to be well above the levels achieved in 2003.
    "Our RiverCamps product continues its momentum; interest from potential buyers is increasing," said Twomey. "In August, 542 prospective buyers from 14 states submitted reservations for the second release of 27 home sites at RiverCamps on Crooked Creek. Early in the fourth quarter, contracts for 15 additional home sites were accepted from this pool of potential buyers. We are beginning to see the potential strength of the RiverCamps concept, both in terms of demand and pricing."

    DIVIDENDS AND STOCK REPURCHASE PROGRAM

    On August 16, 2004, the board of directors declared a quarterly cash dividend of $0.14 per share on its common stock, which was paid on September 30, 2004 to shareholders of record at the close of business on September 15, 2004.
    During the third quarter of 2004, the company expended an aggregate of $34.9 million for dividends and the acquisition of its shares. JOE acquired 530,230 of its shares at a cost of $24.3 million, or an average price of $45.75 per share, during the third quarter. Of these amounts, 409,500 shares were acquired through open market purchases for $18.7 million (an average of $45.72 per share); 27,590 shares were purchased from the Alfred I. duPont Testamentary Trust and its affiliated foundation (the Trust), for $1.2 million (an average of $42.06 per share); and 93,140 shares of stock, having a value of $4.4 million, were surrendered by company executives as payment for the strike price and taxes due on exercised stock options.
    Table 1 summarizes the company's stock repurchase activity from 1998 through September 30, 2004.


                              Table 1
                    Stock Repurchase Activity
                   Through September 30, 2004

                              Shares
        ------------------------------------------
                                                      Total
        Purchased   Purchased                         Cost
          From      From Trust                        (in      Average
Period   Public        (1)     Surrendered   Total   millions)  Price
------  -------------------------------------------- --------  -------

1998   2,574,200         --      11,890    2,586,090  $55.5     $21.41
1999   2,843,200         --      11,890    2,855,090   69.5      24.31
2000   3,101,566    415,500          --    3,517,066   80.2      22.78
2001   3,485,400  3,585,900      58,550    7,129,850  176.0      24.67
2002   2,583,700  2,586,206     256,729    5,426,635  157.6      29.03
2003   1,469,800  1,085,374     812,802    3,367,976  102.9      30.55
2004
(first
 nine
months)  958,500    263,365     870,368    2,092,233   85.6      40.89
         -------    -------     -------    ---------   ----      -----
Total/
Weighted
Average 17,016,366 7,936,345  2,022,229   26,974,940  $727.4    $26.94
        ========== =========  =========   ==========  ======    ======

(1) The program with the Trust has been discontinued as of August
9, 2004.

    The Trust, which owned 69.8 percent of the company in late 1997, has decreased its holdings of JOE, through the sales of an aggregate of 58.2 million shares, to 7.5 percent at the end of the third quarter this year. The Trust has stated that it presently intends to hold substantially all of its 5.7 million remaining shares.
    "The completion of this diversification process by the Trust marks an important moment in the history of JOE," said Rummell. "It signifies the end of a journey towards a broader base of public shareholders."
    On September 30, 2004, 76,083,542 JOE shares were outstanding. The number of weighted-average diluted shares in the third quarter of 2004 was 76,570,836. On September 30, 2004, approximately $142.2 million remained of the company's current stock repurchase authorization. In the first nine months of this year the company expended a total of $114.5 million for dividends and the acquisition of its shares.
    "We continue to make good progress on our program to pay dividends and acquire stock through the purchase and the surrender of shares," said Twomey. "We remain comfortable with the benchmark of $125 million to $175 million we established for the program this year and continue to view the program as an important contributor to shareholder value."

    ENTITLEMENTS

    "JOE's pipeline of land-use entitlements continues to build," said Rummell. "The management of the entitlements process has become a clear strategic focus and a core competency for us as we continue to work to improve our understanding of the land and find higher and better uses for it."
    As of September 30, 2004, JOE owned approximately 820,000 acres, concentrated primarily in Northwest Florida. These holdings included approximately 354,000 acres within 10 miles of the coast of the Gulf of Mexico.

    Land-Use Entitlements

    JOE has a broad range of land-use entitlements in hand or in various stages of the approval process for primary residential, resort and RiverCamps in Northwest Florida and other high-growth regions of the state.
    Table 2 summarizes JOE's Florida residential, resort and RiverCamps projects with land-use entitlements as of September 30, 2004.


                                Table 2
                 Summary of Land-Use Entitlements (1)
      JOE Residential, Resort and RiverCamps Projects in Florida
                          September 30, 2004

   Project           County         Total      Maximum        Units
                                   Project     Project      Sold/Under
                                    Acres      Units(1)      Contract
                                                              As of
                                                             9/30/04

Artisan Park (2)     Osceola         160          616           276
CampCreek Golf
 Cottages            Walton           10           50             0
East Lake Powell     Bay             181          360             0
Hawks Landing        Bay              88          167             0
Palmetto Trace       Bay             138          523           275
Paseos (2)           Palm Beach      175          325           315
Perico Island (3)    Manatee         352          686             0
Pier Park
 (Residential)       Bay              10          125             0
RiverCamps on
 Crooked Creek       Bay           1,500          450            23
Rivercrest (2)       Hillsborough    413        1,300           902
RiverSide            Calhoun         362           13             0
RiverTown            St. Johns     4,170        4,500            23
SouthWood            Leon          3,770        4,770           785
St. Johns Golf
 & County Club       St. Johns       820          799           616
SummerCamp           Franklin        782          499             0
The Hammocks         Bay             143          459           368
Victoria Park        Volusia       1,859        4,000           578
Walton Corners       Leon             60           33             0
WaterColor           Walton          499        1,140           799
WaterSound Beach     Walton          256          499           361
WaterSound first
 phase               Walton          506          487             0
WaterSound West
 Beach               Walton           62          197             0
WaterMill            Gulf             94          120             0
WindMark Beach       Gulf          2,080        1,662           104
                                    ----        -----           ---
Total (4)                         18,490       23,780         5,425
                                  ======       ======         =====

(1) A project is deemed land-use entitled when all major discretionary governmental land use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. Maximum project units represent the number of units entitled. The actual number of units to be constructed at full build-out may be lower than the number entitled.

(2) Paseos and Rivercrest are each 50 percent owned by JOE.
Artisan Park is 74 percent owned by JOE.

(3) Perico Island has land-use entitlements from the City of Bradenton that have been challenged by Manatee County and others. JOE has an option to purchase the land for this project.

(4) James Island and Hampton Park are not included in this table since only 5 units remain to be sold, including 3 models.

    Land-Use Entitlements Currently In Process

    Table 3 summarizes JOE's Florida residential, resort and RiverCamps projects in the entitlement process as of September 30, 2004.


                              Table 3
           JOE Residential, Resort and RiverCamps Projects
         In the Land-Use Entitlement Process in Florida (1)
                        September 30, 2004


                                             Total         Estimated
                                            Project         Project
   Project                    County         Acres          Units(2)
   -------                    ------         -----          --------

Cutter Ridge                  Franklin         30               90
Port St. Joe Millsite (3)     Gulf            126              625
RiverCamps on Sandy Creek     Bay           6,000              600
WaterSound future phases      Walton          900+             573
WaveCrest                     Bay               6               88
St. James Island (4)          Franklin      9,436            3,593
West Bay DSAP (5)             Bay           6,789            5,842
                                            -----            -----
Total                                      23,287+          11,411
                                           =======          ======


(1) All developments listed are in the preliminary planning process and have significant entitlement steps remaining that could affect timing, scale and viability. There can be no assurance that these entitlements will ultimately be received.

(2) The actual number of units to be constructed at full build-out may be lower than the number ultimately entitled.

(3) JOE owns 50 percent of a joint venture that owns the Port St.
Joe Millsite.

(4) As shown on the proposed Franklin County St. James Island
Future Land Use Map Amendments.

(5) See description of the WestBay DSAP below.

    West Bay Sector

    As part of the entitlements process, the West Bay Sector is a blueprint for future development and conservation of approximately 75,000 acres of JOE-owned land in northwestern Bay County. The West Bay Sector includes the West Bay Detailed Specific Area Plan (West Bay
DSAP), a 16,556-acre land-use planning area, and a proposed 4,000-acre site for the relocation of the Panama City - Bay County International Airport. These two land plans begin the implementation of the West Bay Sector.
    In the third quarter, the company entered into a settlement agreement that ended the legal challenge to the entitlements establishing the land use for the relocation of the airport and the West Bay DSAP. In addition, in September, the Florida Supreme Court refused to hear an appeal from airport relocation opponents seeking a referendum in the City of Panama City.
    At full build-out, the West Bay DSAP provides for approximately
4.4 million square feet of industrial, commercial and retail space, 5,842 residential units on 6,789 acres, 490 hotel rooms and two marinas. A portion of the West Bay DSAP entitlements are conditioned on the final approvals of the relocated airport.
    A draft of the Federal Aviation Administration's Environmental Impact Study, which reviews the planning options for the airport, is expected to be publicly released by the end of the year. Many regulatory steps remain before a final decision is reached on the relocation of the airport. The relocation of the airport is also dependent on adequate funding.

    JOE's Residential Pipeline

    JOE's pipeline of residential projects extends well into the future with nearly 30,000 units entitled or in various stages of the land-use entitlement process in a variety of markets across Florida.
    "JOE owns enough high-quality developable land to create value for decades," said Rummell. "JOE's challenge is to identify the next generation of projects that will continue to drive the region's value creation cycle forward. We invest significant resources to study our land holdings and understand their development potential. We are focused on positioning ourselves to create shareholder value for a long time to come."

    SEGMENT RESULTS

    ST. JOE TOWNS & RESORTS

    Pretax income from continuing operations for St. Joe Towns & Resorts, JOE's community development segment, was $31.8 million for the third quarter of 2004, compared with $32.1 million in the third quarter of 2003.
    In the third quarter of 2004, St. Joe Towns & Resorts sold 471 units and generated revenues from housing and home sites of $153.5 million, compared to 528 units and $133.1 million in revenue in the third quarter last year. Both periods included revenue recognized under the percentage-of-completion method. JOE accepted contracts for 550 units in the third quarter of 2004, compared to 587 units in the third quarter a year ago.
    "St. Joe Towns & Resorts turned in a solid third quarter despite the unusually intense hurricane season," said Rummell. "We see continuing strength in our Florida residential and resort markets.
    "Our most recent release at WaterColor is evidence that pricing and sales velocity continue to move forward in Northwest Florida," said Rummell. "One week after Hurricane Ivan passed through the region, JOE accepted reservations for 12 interior home sites in WaterColor's third phase. Prices ranged from $700,000 to $745,000. Demand for the lots was strong, with 41 potential buyers submitting $10,000 deposits for the WaterColor release."
    Gross profit amounts on home sites were lower in the third quarter of 2004, compared to the same quarter a year ago, primarily due to a reduction in the number of home-site closings. Gross profit amounts on homes were significantly higher in 2004's third quarter compared to the third quarter a year ago. During the third quarter this year, there was more contribution from condominiums built and contracted at WaterSound Beach as a result of the percentage-of-completion accounting method. Contribution from WaterSound Beach condominiums in 2004's third quarter was $10.2 million, compared to $3.5 million in the same period last year.
    A 60-day moratorium on permits issued by the Florida Department of Environmental Protection (FDEP) in areas affected by Hurricane Ivan is set to expire near the middle of November. The moratorium has slowed our project permitting activity. Logistical issues with building materials and services are already showing signs of abating. "The cumulative effect could delay construction starts for some JOE projects, but we believe not enough to impact sales," said Rummell.
    Tables 4 and 5 summarize sales activity for St. Joe Towns & Resorts for the third quarter of 2004 compared to the same period in 2003.


                               Table 4
                      St. Joe Towns & Resorts
                            Sales Activity
                           ($ in millions)
                        For the Three Months
                         Ended September 30,

                        2004                            2003
               ---------------------------   -------------------------
               Number of                     Number of
                 Units             Gross      Units              Gross
                Closed   Revenue   Profit    Closed   Revenue   Profit
                ------   -------   ------    ------   -------   ------
Home Sites        95      $25.6    $18.6       215     $52.5     $32.1
Homes (1)        376      127.9     24.6       313      80.6      11.8
                 ---      -----     ----       ---      ----      ----
Total            471     $153.5    $43.2       528    $133.1     $43.9
                 ===      =====     ====       ===     =====      ====

(1) Homes include single family, multi-family and Private Resident Club (PRC) units. Multi-family and PRC revenue is recognized, if preconditions are met, on a percentage of completion basis. As a consequence, revenue recognition and closings may occur in different periods. Paseos and Rivercrest, two joint ventures, are not included.


                                Table 5
                     Units Placed Under Contract
                        For the Three Months
                        Ended September 30,

                     2004      2003     Percentage Change
                     ----      ----     -----------------
Home Sites             87       204          (57.4)%
Homes (1)             463       383           20.9%
                     ----      ----     -----------------
Total                 550       587           (6.3)%
                     ====      ====     =================

(1) Homes include single family homes, multi-family and PRC units. Paseos and Rivercrest, two joint ventures, are not included.


    Table 6 summarizes backlog at September 30, 2004 compared to the same period in 2003.

                               Table 6
                             Backlog (1)
                            September 30,
                           ($ in millions)

                                    Units             Revenue
                                    -----             -------
                                 2004    2003       2004     2003
                                 ----    ----       ----     ----
Home Sites                        20      83       $1.8     $21.5
Homes                          1,104     769      369.5     258.1
                               -----     ---      -----     -----
Total                          1,124     852     $371.3    $279.6
                               =====     ===      =====     =====

(1) Backlog represents units under contract but not yet closed.
Paseos and Rivercrest, two joint ventures, are not included.

    Northwest Florida

    WaterColor

    WaterColor is JOE's signature beachfront community in Walton County. Sales began in 2000.
    WaterColor sales were strong in the third quarter with phase three pricing showing significant improvement. Meanwhile, development started in the third quarter on WaterColor's phase four, a 60-acre parcel on the east side of County Road 395 adjacent to WaterColor Crossing with approximately 185 units.
    "Hurricane Ivan caused some beach erosion and minor landscaping damage at WaterColor and left debris along the beachfront of WaterSound Beach," said Rummell. "Clean up efforts are proceeding quickly and we are rebuilding and restoring the dunes. We lost some business at the WaterColor Inn due to evacuations, but we think we may pick up some additional business over the next month or so as the harder hit beaches to the west of us recover."

    WaterColor Private Residence Club

    The WaterColor Private Residence Club (PRC) is a fractional ownership property adjacent to the WaterColor Inn.
    JOE has accepted reservations for all 88 ownership interests of the PRC. The interests in 11 two-bedroom, two-bath, fully furnished luxury, vacation multi-family units, were offered at $190,000 in fourth quarter of 2003 and increased to $220,000 in the third quarter this year. A contract was accepted for the final unit earlier this month. The completion of the PRC building and initial closings are scheduled later in the fourth quarter this year.

    WaterSound Beach

    WaterSound Beach is set on over a mile of white sand beach four miles east of WaterColor in Walton County. Sales began in 2001.
    In the third quarter, most of the sales activity at WaterSound Beach centered on Compass Point, a 92-unit neighborhood of multi-family residences. Construction of the initial 49 units began earlier this year. The first phase is comprised of 25 units. Contracts on 7 units were accepted in the first quarter at an average price of approximately $1.5 million. Contracts on the remaining 18 units were accepted in the second and third quarters at an average price of approximately $1.6 million. In the third quarter, the next phase of 24 residences, generally smaller in size, was released and contracts were accepted on all units at an average price of $1.4 million. The remaining 43 units in Compass Point are scheduled for sales release in 2005 and 2006.
    "The recently concluded Southern Accents Showhouse program at WaterSound Beach was very successful, attracting approximately 16,000 visitors," said Rummell. "Tours ended Labor Day weekend and the Showhouse is now under contract for $5.1 million, with a November 2004 closing scheduled."

    WaterSound

    During the third quarter, initial infrastructure construction continued at WaterSound, a resort community 3 miles from WaterSound Beach. WaterSound is set between U.S. 98 and the Intracoastal Waterway in Walton County. Sales are expected to begin in 2006.

    WaterSound West Beach

    WaterSound West Beach is approximately one mile west of WaterSound Beach on the beach side of County Road 30A, with beach access through the adjacent Deer Lake State Park.
    A number of additional environmental regulatory steps remain before construction can begin. West Beach is being designed to be a gated, high-end community with pricing expected to be comparable to WaterSound Beach. Construction and sales are expected to begin in 2005.

    Palmetto Trace, The Hammocks, Hawks Landing

    Palmetto Trace, The Hammocks and Hawks Landing are primary home communities designed to provide a range of housing options in Bay County. Home sites start in the high $40,000's and residences start in the low $100,000's.
    "Sales at Palmetto Trace and The Hammocks were very strong in the third quarter," said Rummell. "After Hurricane Ivan, JOE released 14 homes on September 28, 2004. Contracts were accepted on each of the units from a pool of 81 prospective buyers at an average price of more than $250,000.
    "The demand for new homes in Bay County is increasing as jobs are added to the Northwest Florida economy," said Rummell. "That is a trend we expect to continue, particularly in Panama City Beach. Planning also continues on Hawks Landing, a new primary residential community in eastern Bay County that is intended to provide much needed housing stock in that part of the county."

    WindMark Beach

    WindMark Beach is a mixed-use development on approximately 2,080 acres in Gulf County, Florida. Only 6 of the 110 home sites in the first 80-acre phase remain unsold or not under contract, none of which have been released for sale. Sales in the new phases of WindMark Beach are scheduled to begin in late 2005.
    During the third quarter, land-use approvals were finalized for WindMark Beach. Pending the receipt of environmental permits, JOE expects to begin work simultaneously on the relocation of U.S. 98, the WindMark Beach town center, and the initial portion of the 3.5-mile public beachfront trail system.

    SouthWood

    Sales continued at a good pace at SouthWood. Contracts were accepted for 70 units in the third quarter, compared to 49 units in the third quarter last year. Planning for SouthWood's phase two continues. A more detailed land plan is under preparation and is being designed to optimize the remaining land within the community.

    SummerCamp

    On July 9, 2004, JOE accepted reservations for SummerCamp's third release that attracted 296 potential buyers for 12 home sites with an average price of $407,000, compared to $386,000 for 40 home sites in the first release in April of 2004. Pending the receipt of regulatory and environmental permits, closing of these home sites are expected to start in the first quarter of 2005.
    SummerCamp is located in Franklin County, approximately 45 miles south of Tallahassee on the Gulf Coast, with nearly 4 miles of waterfront.

    Northeast Florida

    RiverTown

    RiverTown is being planned to be a new Southern town in St. Johns County set along more than 3.5 miles of frontage on the beautiful St. Johns River. Land use entitlements for RiverTown were finalized in the third quarter and environmental permits are pending. Infrastructure development is expected to begin in 2005 and sales in 2006.

    St. Johns Golf & Country Club

    St. Johns Golf & County Club is a primary residential community located in St. Johns County, Florida.
    Despite the weather, demand for homes in St. Johns Golf & Country Club remained strong. JOE accepted contracts in the third quarter for 31 homes at an average price of $397,300, compared to 27 homes at an average price of $323,200 in the third quarter a year ago. Two hurricanes affected St. Johns Golf & Country Club in the third quarter and caused disruptions in home construction and sales operations.
    Construction continued in the third quarter on infrastructure for the community's final phases. Sales in this community are expected to conclude by the middle of 2006.

    Central Florida

    Victoria Park

    JOE accepted 77 contracts in Victoria Park in the third quarter of 2004, up 38 percent over the same quarter a year ago. In the first nine months of the year, 219 contracts were accepted compared to 168 in the same period last year, an increase of 30 percent.
    "Of all JOE developments, Victoria Park endured the most weather-related challenges during the third quarter with three of the four hurricanes hitting the Orlando area," said Rummell. "Despite the fact that more than 50 inches of rain fell in six weeks, an amount equal to the annual rainfall, the community sustained no significant damage. Not surprisingly, traffic was down in the sales center during September. We expect all existing contracts to close, though there may be minor delays."
    Victoria Park, located between Orlando and Daytona Beach, sits on 1,859 acres in the historic college town of DeLand. This mixed-used community is planned for approximately 4,000 residences built among parks, lakes and conservation areas. Sales began in 2001 and are expected to continue through 2012.

    Saussy Burbank

    Saussy Burbank, JOE's homebuilder based in Charlotte, N.C., had $1.2 million pretax income from continuing operations in the third quarter, compared to breaking even in the third quarter of 2003.
    Sales at Saussy Burbank communities continue to be strong. In the first nine months of this year, 575 homes were closed and 569 contracts were accepted, compared to 382 closings and 442 contracts in the same period a year ago.

    Joint Venture Communities

    Celebration, Artisan Park

    Artisan Park is one of the last residential neighborhoods to be developed at Disney's Celebration in Orlando. JOE owns 74 percent of the joint venture developing Artisan Park and manages the project.
    JOE accepted contracts for 54 condominiums in Artisan Park in the third quarter at an average price of $340,600. There were no condominium sales in the same period last year. During the quarter JOE accepted contracts for 10 homes at an average price of $589,300, compared to 13 homes at an average price of $439,000 in last year's third quarter.
    "Artisan Park is performing very well with sales running ahead of our expectations," said Rummell. "We are seeing strong demand at the community for both single-family homes and condominiums."

    Rivercrest and Paseos

    Rivercrest is a primary residential community located just outside of Tampa, Florida. "We are seeing robust sales at Rivercrest," said Rummell. JOE accepted contracts for 205 homes at Rivercrest at an average price of $175,000 in the third quarter this year, compared to 69 homes at an average price of $143,300 in the third quarter last year.
    Paseos is a primary residential community in Jupiter, Florida. "Paseos had an excellent third quarter with stronger pricing," said Rummell. "Contracts accepted in the first nine months of the year have exceeded the original objective for the entire year. The Jupiter market has attracted national attention as one of South Florida's most desirable places to live." JOE accepted contracts for 35 homes at an average price of $507,000, compared to 32 homes at an average price of $398,000 in last year's third quarter.
    JOE owns 50 percent of the joint ventures developing Rivercrest and Paseos and manages each of the projects.
    Table 7 summarizes the sales activity at various residential communities for the third quarters of 2004 and 2003.


                              Table 7
                     St. Joe Towns & Resorts
                      Homes and Home Sites
             For the Three Months Ended September 30,
                           ($ in thousands)

                      2004                           2003
-------------------------------------- -------------------------------
          Units  Avg.  Contracts  Avg.  Units   Avg.  Contracts   Avg.
         Closed Price  Accepted  Price  Closed  Price  Accepted  Price
                          (1)                            (1)
         ------ -----  --------- -----  ------  ----- ---------  -----
WaterColor
 Home Sites 28  $687.6      21    $718.6  115   $241.0   134    $276.0
 Single
  Family
  Homes      1   917.6       4     995.6   13    650.9     8     807.0
 PRC
  Shares    --      --      34     220.1   --       --    --        --
WaterSound Beach
 Home Sites --      --      --        --   46    375.8    37     362.8
 Single
  Family
  Homes     --      --       1   5,100.0   --       --    --        --
 Multi
  Family
  Homes     --      --      25   1,405.5   --       --     1   1,225.0
Palmetto Trace/The Hammocks
 Home Sites 28    38.6      28      38.6    1     29.0    --        --
 Single
  Family
  Homes     41   139.0      22     165.5   35    149.8    66     152.2
WindMark Beach
 Home Sites  1   975.0       1     975.0    7    536.4     2     587.5
SouthWood
 Home Sites 19   102.1      23     100.8   20     90.9    13      93.5
 Single
  Family
  Homes     35   223.0      47     267.0   45    194.3    36     227.4
St. Johns G & CC
 Home Sites  4   118.0      --        --    8     47.8    --        --
 Single
  Family
  Homes     26   346.8      31     397.3   36    327.1    27     323.2
Hampton Park/James Island
 Single
  Family
  Homes     14   387.3       9     397.8   25    349.3    24     334.0
Victoria Park
 Home Sites 11    85.4      10      65.7   13     70.7    13      69.5
 Single
  Family
  Homes     42   227.6      67     243.6   28    206.7    43     224.9
Artisan Park (2)
 Home Sites  4   225.0       9     225.0    5    122.2     5     122.2
 Single
  Family
  Homes      9   427.8      10     589.3   --       --    13     439.0
 Multi
  Family
  Homes     --      --      54     340.6   --       --    --        --
Paseos (2)
 Single
  Family
  Homes     19   405.9      35     507.0   --       --    32     398.0
Rivercrest (2)
 Single
  Family
  Homes    57    150.6     205     175.0   41    139.1    69     143.3
Saussy Burbank
 Single
  Family
  Homes   208    231.9     159     232.2  131    207.3   165     205.9

(1) Contracts accepted but not closed.

(2) JOE holds 74 percent of Artisan Park and 50 percent each of Paseos and Rivercrest. Sales from Paseos and Rivercrest are not consolidated with the financial results of St. Joe Towns & Resorts.


    Table 8 summarizes the units sold from project inception through September 30, 2004 at various St. Joe Towns & Resorts residential projects.

                             Table 8
                    St. Joe Towns & Resorts
            Units Sold Since Project Inception (1)
                   Through September 30, 2004


                                    Maximum  Closed   Contracts
                                     Units    Units   Accepted(2)
                                    -------  ------   -----------

WaterColor                           1,140     775       24
WaterSound Beach                       499     310       51
Palmetto Trace/ The Hammocks           982     492      151
WindMark Beach                       1,662     104        0
SouthWood                            4,770     627      158
SummerCamp                             499       0        0
St. Johns Golf & Country Club          799     530       86
Hampton Park/ James Island             523     496       22
Victoria Park                        4,000     424      154
Artisan Park (3)                       616      48      228
Paseos (3)                             325      89      226
Rivercrest (3)                       1,300     431      471
                                     -----     ---      ---
Total                               17,115   4,326    1,571
                                    ======   =====    =====

(1) Units include home sites, single family and multi-family units and Private Resident Club shares, with each share treated as one-eighth of a unit.

(2) Contracts accepted, but not closed, to date, at the end of the quarter.

(3) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE; their sales are not consolidated with the financial results of St. Joe Towns & Resorts.

    COMMERCIAL REAL ESTATE

    The commercial segment consists of St. Joe Commercial, Inc., JOE's commercial real estate development unit, and Advantis, the company's commercial real estate services unit. Pretax income from continuing operations from the commercial segment was $2.9 million for the third quarter of 2004, compared with a loss of $(1.5) million in the same quarter of 2003. Pretax income from discontinued operations, resulting from the sale of two operating buildings, was $7.7 million for the third quarter of 2004, compared to $0.3 million for the third quarter of 2003.

    St. Joe Commercial

    For the third quarter of 2004, St. Joe Commercial had pretax income of $3.2 million, compared to a loss of $(0.9) million in the third quarter a year ago.
    "Our commercial development division turned in a very strong third quarter," said Twomey. "Gross proceeds from Northwest Florida commercial land sales totaled $3.9 million, compared to $0.9 million in the same period in 2003."
    During the third quarter, JOE sold 10 Northwest Florida commercial land parcels, totaling 100 acres, at an average price of approximately $39,000 per acre. Pricing reflects variations in location, parcel quality and the percentage of each parcel that may be developable.
    "We are particularly pleased that sales activity for retail properties in Northwest Florida has increased in the last nine months," said Twomey. "The Simon Property Group's interest in Pier Park has caused other national commercial and retail developers to take notice."
    Table 9 summarizes JOE's commercial land sales in Northwest Florida for the third quarters of 2004 and 2003.


                            Table 9
       St. Joe Commercial Northwest Florida Land Sales

                       Number   Acres    Gross Sales      Average
                         of     Sold       Price        Price/Acre
    Land               Sales           (in thousands)  (in thousands)
    ----               -----    ----   --------------  --------------

                      Quarter Ended September 30, 2004

Unimproved               4       81        $1,892           $23
Improved                 6       19         1,966           103
                         -       --         -----           ---
Total/Average           10      100        $3,858           $39
                        ==      ===        ======           ===


                      Quarter Ended September 30, 2003

Unimproved               3        9          $161           $18
Improved                 5       15           755            50
                         -       --           ---            --
Total/Average            8       24          $916           $38
                         =       ==           ===            ==

    "We are also seeing increased interest from national and regional multi-family developers," said Twomey. "Part of that is being driven by job growth in Northwest Florida and increasing demand for multi-family units. As a result, the value of land for apartment development is moving closer to comparable prices in other parts of the nation.
    "Multi-family products are become increasingly important to this region," said Twomey. "They provide an important housing option to citizens in this region. The expansion of a full range of housing options is vitally important to keep the Northwest Florida economy growing."
    JOE has 5 parcels for multi-family development under contract totaling 74 acres at an average price of approximately $97,000 per acre.

    Northwest Florida

    Beckrich

    The Home Depot, located on a 13-acre parcel, opened its new store at Beckrich 10 days earlier than planned to meet the hurricane needs of local residents. In the third quarter, an out parcel near The Home Depot was sold for $0.7 million, or $565,000 per acre. Three additional out parcels are under contract for closings later this year or early in 2005.
    In September, Sacred Heart Health System took occupancy of 8,200 square feet in Beckrich Two, a 33,400 square foot office building completed by JOE earlier this year and now approximately 50 percent leased.

    Pier Park

    Simon Property Group, Inc. and JOE have agreed to the sale of 90 acres to Simon within and near Pier Park for a retail, restaurant and entertainment project. Although additional due diligence, planning and other steps remain to be completed, this transaction is scheduled to close before the end of the year.
    Under the terms of the agreement, Simon also has the right to purchase an additional 114 acres in or near Pier Park. JOE will retain approximately 15 acres in Pier Park near the beach for future complementary hospitality development.

    SouthWood Commercial

    Sales at the Business Park at SouthWood continue to be robust with one parcel sold in the third quarter of 2004 at an average price of $213,000 per acre. Of the remaining 5 parcels, 3 are under contract for an average price of $321,000 per acre.
    Construction continued in the third quarter on two buildings in SouthWood Town Center totaling approximately 37,000 square feet of commercial space. The Tallahassee YMCA will be an early tenant featuring an upscale full-service health and fitness center. The buildings were designed to accommodate restaurants and other retail users. Office space ranging from 900 to 2,000 square feet will also be available.

    Commerce Parks

    During the third quarter, commercial land sales within JOE's commerce parks totaled $1.1 million, compared to $0.8 million in the third quarter a year ago. JOE has 11 commerce parks operating or under development in six Northwest Florida counties.
    Our newest commerce park, South Walton Commerce Park, opened in the third quarter, with prices ranging from $150,000 to $435,000 per acre. Five parcels under contract with prices ranging from $161,000 to $308,000 per acre are scheduled to close in the fourth quarter.
    Table 10 summarizes the status of JOE's commerce parks throughout Northwest Florida as of September 30, 2004.


                            Table 10
                         Commerce Parks
                      September 30, 2004

                                              Acres
                                    Net       Sold/
                                  Saleable    Under    Current Asking
   Commerce Parks        County     Acres    Contract  Price Per Acre
   --------------        ------   --------   --------  --------------
Existing and Under
 Construction
Beach Commerce            Bay        161       100    $65,000-435,000
Port St. Joe Commerce     Gulf        58        51      50,000-60,000
Airport Commerce          Leon        40        --     75,000-260,000
Nautilus Court            Bay         12         2    300,000-375,000
Hammock Creek Commerce    Gadsden    114        27     40,000-150,000
South Walton Commerce     Walton      39         8    150,000-435,000
Beach Commerce II         Bay        115        --      70,000-80,000
Port St. Joe Commerce II  Gulf        40        --      50,000-90,000

Predevelopment
Cedar Grove Commerce      Bay        100        --      40,000-50,000
Apalachicola Commerce     Franklin    50        --      30,000-40,000
Mill Creek Commerce       Bay         40        --      35,000-45,000
                                      --      ----
Total                                769       188
                                     ===       ===

    Investment Property Portfolio

    JOE has redeployed some of the proceeds of its land sales in a tax-deferred manner through the acquisition of commercial office buildings in select markets within the Southeast. In the third quarter, JOE sold a building from this portfolio in Washington, DC for a pretax gain of $7.5 million.
    As of September 30, 2004, JOE's portfolio of commercial office buildings acquired through the capital redeployment program totaled approximately 2.4 million square feet and represented an aggregate investment of $309 million, compared to 1.8 million square feet and an aggregate investment of $251 million at September 30, 2003.
    Table 11 summarizes JOE's investment property portfolio as of September 30, 2004.


                             Table 11
                  Investment Property Portfolio
                        September 30, 2004



                  Number of        Net Rentable         Leased
Location         Properties        Square Feet        Percentage
--------         ----------        ------------       ----------
Florida
  Tampa                5              489,000             81%
  Orlando              2              317,000             69%
  Jacksonville         1              136,000             57%
  Northwest Florida    3              156,000             83%
Atlanta                5              865,000             88%
Washington, D.C.       1              119,000             99%
Charlotte              1              158,000            100%
Richmond               2              129,000             99%
                       -              -------             --
Total/Weighted
 Average              20            2,369,000             84%
                      ==            =========             ==

    Development Properties

    During the third quarter, JOE sold commercial parcels in Texas, Orlando and South Florida for total gross proceeds of $17.5 million. Our current inventory of commercial land includes 76 acres in Houston, Atlanta, Northern Virginia and Orlando.
    Table 12 summarizes the development property portfolio as of September 30, 2004.


                              Table 12
                   Development Property Portfolio
                         September 30, 2004

                                                 Net
                                               Rentable
                      Market      Ownership     Square      Leased
  Property           Location     Percentage     Feet      Percentage
  --------           --------     ----------     ----      ----------

TNT Logistics       Jacksonville      100%      99,000        94%
Deerfield Commons I   Atlanta          40%     122,000        77%
Nextel Partners II   Panama City
                        Beach         100%      30,000       100%
                                                ------       ----
Total/Weighted Average                         251,000        86%
                                               =======       ====

    "We expect to close the sale of the TNT Logistics Building in the fourth quarter of 2004," said Twomey.

    Advantis

    Pretax income in the third quarter of 2004 was breakeven before elimination of inter-company profits of $0.3 million. Advantis had a pretax loss of $(0.2) million for the third quarter of 2003, before elimination of inter-company profits of $0.4 million.
    "For the remainder of 2004 and 2005, we are looking at a strong pipeline of business," said Twomey. "We are pleased with the foundation Advantis has built for this year. It should serve us well into the future."

    ST. JOE LAND COMPANY

    JOE's land sales division had pretax income from continuing operations of $11.6 million in the third quarter of 2004, compared with $14.8 million in the third quarter of 2003. There were conservation land sales in the third quarter of 2004 of $0.2 million, compared with $3.9 million in the third quarter of 2003.
    "JOE's land division had a very good third quarter and continued making progress attracting buyers from a broader geographic area, as well as accelerating its product segmentation strategy," said Twomey. "Transactions in the third quarter continue to be well balanced by land type and location."
    In the third quarter, JOE sold 2,822 acres of land for an average of $5,032 per acre, compared to 9,051 acres in the same quarter a year ago for an average of $1,667 per acre.
    One large parcel that sold in the third quarter consisted of approximately 323 acres at a purchase price of $8.7 million, or $27,000 per acre. This parcel was sold without entitlements or infrastructure for utilities and other services. Approximately 25 percent of the parcel is within wetlands. A second phase of this transaction, consisting of approximately 350 acres, is scheduled to close in the fourth quarter of this year at a purchase price of $8.7 million, or $25,000 per acre. The two parcels have approximately 20,000 feet of frontage of varying quality on North Bay in Bay County.
    There was one conservation land sale in the third quarter. A 49.6-acre parcel was sold to the City of East Point in Franklin County for $5,000 per acre. Discussions are ongoing with various conservation groups and government agencies on the possible sale of additional conservation tracts consisting of several thousand acres.
    Table 13 summarizes the land division's sales activity for the third quarters of 2004 and 2003.


                             Table 13
                     Land Division Sales (1)
                   Quarter Ended September 30,

                              Average     Gross
         Number     Number     Price      Sales             Gross
           of        of         Per       Price            Profit
Period   Sales      Acres      Acre    (in millions)   (in millions)
------   -----      -----      ----    -------------   -------------

 2004     35        2,822     $5,032      $14.2            $13.2
 2003     43        9,051     $1,667      $15.1            $12.7


(1) Does not include RiverCamps or conservation land sales.

    "An increasing number of prospective buyers are coming from outside our traditional two-hour drive market," said Twomey. "We hope to be able to build on this trend with the recent launch of an updated web site (www.stjoeland.com) designed to help prospective customers find the land they are looking for in Northwest Florida."

    RiverCamps

    RiverCamps are planned settlements in rustic settings, offering personal retreats in private woodland preserves. As of March 31, 2004, approximately 15,000 acres have been classified by the company for RiverCamps use. RiverCamps home sites are sold fee-simple, with a common area preserved for conservation. At JOE's first RiverCamps location, many home sites are almost one acre. Home sites could be larger at future locations.

    RiverCamps on Crooked Creek

    During the third quarter, 542 prospective buyers from 14 states and the District of Columbia submitted reservations for the second release of 27 home sites at RiverCamps on Crooked Creek. A deposit of $7,500 was required for each reservation request.
    Prices for 26 of the 27 home sites ranged from $129,000 to $350,000 and averaged $205,000. The remaining home site is located on West Bay and was priced at $750,000.
    Early in the fourth quarter, 15 additional home sites were offered to this pool of prospective buyers. The average price for these additional home sites was $228,700. Closings on home sites reserved in these releases are expected to be completed by the end of the year.
    In comparison, the first release of home sites at RiverCamps on Crooked Creek in October of 2003 attracted 314 potential buyers at an average price of $150,000.
    During the third quarter, a 2004 Southern Living Idea House built at RiverCamps on Crooked Creek was featured on the magazine's cover in August. Approximately 15,000 people visited the Idea House at RiverCamps on Crooked Creek this summer.
    RiverCamps on Crooked Creek, located in western Bay County, Florida, is planned for up to 450 home sites on approximately 1,500 acres of former timberland and features views of West Bay, the Intracoastal Waterway and Crooked Creek.

    RiverCamps on Sandy Creek

    Preliminary planning and evaluation continues on RiverCamps on Sandy Creek in Bay County. Plans initially call for approximately 600 units on approximately 6,000 acres. Work also continues on other potential RiverCamps locations in Northwest Florida.

    FORESTRY

    Pretax income from continuing operations for the forestry segment totaled $1.9 million for the third quarter of 2004, compared with $1.7 million in the comparable 2003 period.

    FINANCIAL DATA

    Other Income (Expense)

    Other income (expense), which includes dividend and interest income, gains (losses) on sales of investments and non-operating assets and miscellaneous income, and interest expense, was an expense of $2.5 million in the third quarter of 2004, compared to expense of $1.9 million in the comparable 2003 period.
    Table 14 summarizes other income (expense) for the third quarters of 2004 and 2003.


                             Table 14
                      Other Income (Expense)
                           (in millions)

                                           Quarter Ended September 30,
                                        ------------------------------
                                              2004           2003
                                              ----           ----
 Dividend and interest income                 $0.3           $0.2
Interest expense                              (3.5)          (2.6)
Other                                          0.7            0.5
                                               ---            ---
Total                                        $(2.5)         $(1.9)
                                             ======         ======

    EBITDA

    Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2004 were $57.8 million, or $0.75 per share, compared to $49.6 million, or $0.64 per share, in the third quarter of 2003.
    Table 15 provides a reconciliation of net income to EBITDA for the third quarters of 2004 and 2003.


                            Table 15
           Reconciliation of Net Income to EBITDA
           ($ in millions except per share amounts)

                                                      Quarter Ended
                                                       September 30,
                                                ----------------------

                                                     2004       2003
                                                     -----      -----
Net Income                                           $26.3      $23.0
Plus:
  Income tax expense                                  16.6       13.7
  Depreciation and amortization                        9.1        7.3
  Interest expense                                     5.8        5.6
                                                     -----      -----
EBITDA                                               $57.8      $49.6
                                                     =====      =====

EBITDA per diluted share                             $0.75      $0.64
                                                     =====      =====

Weighted average diluted shares outstanding     76,570,836 77,894,096

    We use EBITDA as a supplemental performance measure, along with net income, to report our operating results. Management believes EBITDA is an important metric commonly used by companies in the real estate industry for comparative performance purposes. EBITDA is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles (GAAP). Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, we believe that EBITDA provides relevant information about our operations and, along with net income, is useful in understanding our operating results.
    EBITDA includes conservation land EBITDA of $0.1 million in 2004 and $3.9 million in 2003.


                             Table 16
                      Summary Balance Sheet
                           (in millions)

                                     September 30,    September 30,
                                         2004             2003
                                     -------------    -------------
Assets
Investment in real estate                $907.0          $862.9
Cash and cash equivalents                  95.6            63.5
Prepaid pension asset                      95.2            93.9
Property, plant and equipment              34.8            37.2
Other assets                              213.9           189.5
                                          -----           -----
Total assets                           $1,346.5        $1,247.0
                                       ========        ========

Liabilities and Stockholders' Equity
Debt                                     $400.3          $369.0
Accounts payable, accrued liabilities     194.5           179.5
Deferred income taxes                     254.4           221.2
                                          -----           -----
Total liabilities                         849.2           769.7
Minority interest                           6.8             6.9
Total stockholders' equity                490.5           470.4
                                          -----           -----
Total liabilities and stockholders'
 equity                                $1,346.5        $1,247.0
                                       ========        ========


                             Table 17
                          Debt Schedule
                          (in millions)

                                     September 30,   September 30,
                                         2004            2003
                                         ----            ----

  Revolving debt facility                 $--           $30.0
  Medium term notes                     275.0           175.0
  Acquisition and other debt             15.3             4.0
  Other collateralized/specific
   asset related debt                   110.0           160.0
                                        -----           -----
   Total debt                          $400.3          $369.0
                                        =====           =====


                             Table 18
               Consolidated Quarterly Comparisons
            ($ in millions except per share amounts)

                               Quarter Ended         Nine Months Ended
                               September 30,           September 30,
                         ---------------------------------------------
                               2004       2003        2004       2003
                               ----       ----        ----       ----
Revenues:
   Real estate sales         $189.9     $155.1      $503.2     $411.6
   Realty revenues             23.9       16.8        66.8       42.6
   Timber sales                 7.9        8.4        26.9       28.2
   Rental revenue              10.5        7.8        29.8       22.0
   Other revenues              13.7        9.0        33.3       22.5
                               ----        ---        ----       ----
      Total revenues          245.9      197.1       660.0      526.9
                              =====      =====       =====      =====
Expenses:
   Cost of real estate
    sales                     128.7       93.6       333.3      247.5
   Cost of realty
    revenues                   16.2        9.7        42.4       23.9
   Cost of timber sales         4.9        5.7        16.7       19.3
   Cost of rental revenue       4.1        3.8        11.6       10.3
   Cost of other revenues      11.4        8.0        27.9       20.7
   Other operating
    expenses                   24.3       22.6        73.6       64.6
   Corporate expense, net      10.6       10.0        29.2       24.7
   Depreciation and
    amortization                8.6        6.7        25.4       19.0
   Impairment loss               --         --         2.0       14.1
                              -----      -----         ---       ----
      Total expenses          208.8      160.1       562.1      444.1
                              -----      -----       -----      -----
      Operating profit         37.1       37.0        97.9       82.8
   Other income (expense)      (2.5)      (1.9)       (6.9)      (5.3)
                               -----      ----        -----      -----
Pretax income from
 continuing operations         34.6       35.1        91.0       77.5
Income tax expense            (13.9)     (13.6)      (36.1)     (27.8)
Minority interest
 (expense) income              (0.4)        --        (0.9)      (0.6)
Equity in income (loss)
 of unconsolidated
  affiliates (1)                1.4        1.3         3.0       (2.5)
Discontinued operations,
 net of tax                     4.6        0.2         5.0        0.7
                                ---        ---         ---        ---
Net income                    $26.3      $23.0       $62.0      $47.3
                              =====      =====       =====      =====
Net income per diluted
 share                        $0.34      $0.30       $0.81      $0.61
                              =====      =====       =====      =====

Weighted average diluted
 shares outstanding      76,570,836 77,894,096  76,999,375 77,888,981

(1) Reformatted to reflect equity in income (loss) of unconsolidated affiliates separately from revenues. Previously the Company recorded equity in income (loss) of unconsolidated affiliates as a component of revenues in the Towns & Resorts segment ($(0.2) million loss in the third quarter 2003), and commercial real estate segment ($1.5 million in the third quarter 2003). For the third quarter of 2004, equity in income (loss) of unconsolidated affiliates was $1.0 million in the Towns & Resorts segment and $0.4 million in the commercial real estate segment. Equity in income (loss) of unconsolidated affiliates for the Towns & Resorts segment was a $(4.3) million loss for the nine months ended September 30, 2003, and $1.8 million equity for the commercial real estate segment for the same period. For the nine months ended September 30, 2004, equity in income
(loss) of unconsolidated affiliates was $3.1 million in the Towns & Resorts segment and a loss of $(0.1) million in the commercial real estate segment.


                               Table 19
                         Quarterly Revenues
                             By Segment (1)
                            (in millions)

                                   Quarter Ended     Nine Months Ended
                                    September 30,       September 30,
                                   --------------    -----------------
                                   2004      2003     2004       2003
                                   ----      ----     ----       ----
Towns & Resorts                   $167.5   $144.2    $444.2    $359.3
Commercial real estate              55.9     25.5     137.5      80.7
Land sales                          14.6     19.0      51.4      58.7
Forestry                             7.9      8.4      26.9      28.2
                                     ---      ---      ----      ----
Total revenues                    $245.9   $197.1    $660.0    $526.9
                                  ======   ======    ======    ======

(1) Reformatted to reflect equity in income of unconsolidated affiliates separately from revenues. See footnote to Table 18.


                             Table 20
                  Quarterly Segment Pretax Income
                   From Continuing Operations (1)
                           (in millions)

                 Sept  June  Mar   Dec  Sept  June   Mar   Dec  Sept
                  30,   30,  31,    31,  30,   30,   31,   31,   30,
                 2004  2004  2004  2003  2003 2003  2003  2002  2002
                 ----  ----  ----  ----  ---- ----  ----  ----  ----
Towns & Resorts $31.8 $34.4  $9.1 $13.2 $32.1 $23.0 $12.4 $19.9 $18.4
Commercial real
 estate           2.9   1.1   1.2   6.5  (1.5)(11.4)  2.9   4.5  (1.1)
Land sales       11.6  10.3  18.8  33.2  14.8  12.8  17.6  30.7   8.6
Forestry          1.9   2.4   2.7   2.3   1.7   2.2   1.9   2.0   1.7
Corporate and
 other          (13.6)(11.9)(11.5)(12.2)(12.0)(10.7) (8.1) 28.4 (11.1)
                 ----- ----- ----- ----- ----- -----  ---- ----- ----

Pretax income
from continuing
operations      $34.6 $36.3 $20.3 $43.0 $35.1 $15.9 $26.7 $85.5 $16.5
                 ==== ===== ===== ===== ===== ===== ===== ===== =====



(1) Excludes equity in income of unconsolidated affiliates, previously reported in operating revenues. See footnote to Table 18.


                             Table 21
         Reconciliation of Guidance Baseline to Net Income


                                               2003         2003
                                               (in          Per
                                             millions)      Share
                                             ---------     ---------
Reported net income                            $76.2        $0.98
     Less conservation gains                   (22.7)       (0.29)
     Plus Advantis charge                        8.8         0.11
                                             ---------     ---------
2003 Baseline                                  $62.3        $0.80
                                             =========     =========

    Conference Call Information

    JOE will host an interactive conference call to review the company's results for the quarter ended September 30, 2004 and discuss guidance for 2004 on Wednesday, October 20, 2004, at 10:00 AM, Eastern Time.
    To participate in the call, please phone 800.762.6065 (for domestic calls from the United States) or 480.629.9035 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 800.475.6701 (domestic) or
320.365.3844 (international) using access code 750534. The replay will be available for one week.
    JOE will also webcast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

    About JOE

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in town, resort, commercial and industrial development, land sales and commercial real estate services. JOE also has significant interests in timber.
    More information about JOE can be found at our web site at http://www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- the size and number of residential units and commercial buildings;

    -- expected development timetables, development approvals and the ability to obtain such approvals, including possible legal challenges;

    --  the anticipated price ranges of developments;

    -- the number of units that can be supported upon full build out of a development;

    -- the number, price and timing of anticipated land sales or acquisitions;

    -- estimated land holdings for a particular use within a specific time frame;

    -- absorption rates and expected gains on land and home site sales;

    --  the pace at which we release new product for sale;

    -- future operating performance, cash flows, and short and long-term revenue and earnings growth rates;

    --  comparisons to historical projects;

    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on current expectations, and we undertake no obligation to update the information contained in this release.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2003 as well as, among others, the following:

    -- economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeast United
        States that serve as feeder markets to the company's Northwest Florida operations;

    --  acts of war, terrorism or other geopolitical events;

    -- local conditions such as an oversupply of homes and home sites and residential or resort properties or a reduction in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  the pace of commercial development in Northwest Florida;

    --  competition from other real estate developers;

    -- whether potential residents or tenants consider our properties attractive;

    -- increases in operating costs, including increases in real estate taxes and the cost of construction materials;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    --  how well we manage our properties;

    -- changes in interest rates and the performance of the financial markets;

    -- decreases in market rental rates for our commercial and resort properties;

    --  changes in the prices of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on approvals of the local airport authority and the Federal Aviation Administration and the availability of adequate funding.

    -- potential liability under environmental laws or other laws or regulations;

    -- adverse changes in laws, regulations or the regulatory environment affecting the development of real estate;

    -- the availability of adequate funding from governmental agencies and others to purchase conservation lands;

    -- fluctuations in the size and number of transactions from period to period; and

    -- adverse weather conditions or natural disasters and the impact on future demand in Florida, including whether the costs arising from Hurricanes Charley, Frances, Ivan and Jeanne could rise to a material level as we continue to assess the impact of these storms.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

    Copyright 2004, The St. Joe Company. "St. Joe," "JOE," "Advantis," "Artisan Park," "Paseos," "Pier Park," "RiverCamps," "RiverTown,"
"SouthWood," "SummerCamp," "Victoria Park," "WaterColor,"
"WaterSound," "WindMark," and the "taking flight" design are service marks of The St. Joe Company.

    CONTACT: The St. Joe Company, Jacksonville
             JOE Media Contact:
             Jerry M. Ray, 904-301-4430
             or
             JOE Investor Contact:
             Steve Swartz, 904-301-4347